EXHIBIT 99

For Immediate Release

Contact: Willing L. Biddle, President or
         James R Moore , CFO
         Urstadt Biddle Properties Inc.
         (203) 863-8200

                         URSTADT BIDDLE PROPERTIES INC.
                ANNOUNCES ACQUISITION OF THE DOCK SHOPPING CENTER
                            IN STRATFORD, CONNECTICUT

GREENWICH, CONNECTICUT January 10, 2005 ...Urstadt Biddle Properties Inc. (NYSE:
UBA and UBP) announced that it has purchased The Dock Shopping Center in Stratford, Connecticut for a purchase price of $50.25 million, excluding closing costs.. The property was purchased from a family which has controlled the property for several generations. The Dock is 97% leased and has 14 tenants, anchored by a 60,000 sf Stop & Shop Supermarket. The Center's tenant roster also includes Staples, Blockbuster Video and Toyworks. The acquisition was funded with available cash, tax-deferred exchange proceeds from a property sale and borrowings of $17.5 million under the Company's secured line of credit.

Willing Biddle, President of Urstadt Biddle Properties Inc. said, "We are pleased to announce that we have added to our portfolio one of the largest shopping centers in Fairfield County containing 269,000 square feet of retail space, additional land and an adjacent 192 slip marina." Charles J. Urstadt, Chairman and Chief Executive Officer said, "This acquisition is one of our largest to date and continues our strategic goal to be the dominant retail real estate owner in Fairfield and Westchester Counties".

The Dock was built in the 1970's and expanded during the late 1980's. The marina was built in the 1990's. Mr. Biddle added "The Dock is well located and serves the Stratford, Milford and Shelton Connecticut trade area. The shopping center benefits from its location on Route 1 and visibility from I-95 and the populated residential neighborhoods surrounding the property".

Urstadt Biddle Properties Inc. is a self-administered equity real estate investment trust providing investors with a means of participating in ownership of income-producing properties with the liquidity of being listed on the New York Stock Exchange since 1969. UBP owns 34 properties containing approximately
3.7 million square feet of space and has paid 140 consecutive quarters of uninterrupted dividends to its shareholders since its inception.

Certain statements contained herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.